Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 14, 2007 relating to the consolidated financial statements and financial statement schedule of Virage Logic Corporation as of September 30, 2007 and 2006 and for each of the years in the two-year period ended September 30, 2007 and the effectiveness of internal control over financial reporting as of September 30, 2007, which appear in the Annual Report on Form 10-K of Virage Logic Corporation for the fiscal year ended September 30, 2007.

/s/ Burr, Pilger & Mayer LLP

San Jose, California

May 29, 2008